Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-104171, 333-52016, 333-114797, 333-142421 and 333-177642) of our reports dated February 29, 2012, with respect to the consolidated financial statements of CNH Global N.V. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

February 29, 2012